Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

May 22, 2014	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports First Quarter 2014 Results

Highlights

•	Comparable store sales increased 2.6 percent.

•	Adjusted diluted earnings per share of $0.32 compared to $0.33 in 2013.

•	Adjusted EBITDA increased $0.8 million to $32.4 million

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the first quarter ended May 3, 2014.

Overview of Results

Net income for the first quarter was $14.1 million or $0.31 per diluted share compared to net income of $14.7 million or $0.33 per diluted share in 2013. First quarter adjusted net income was $14.7 million or $0.32 per diluted share compared to adjusted net income of $14.6 million or $0.33 per diluted share in 2013 (see Note 1).

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the first quarter increased $0.8 million to $32.4 million, compared to adjusted EBITDA of $31.6 million in 2013 (see Note 2).

Comments on Results

“We are pleased with our operating performance thus far this year, which included a solid comp sales increase for the quarter once the weather improved,” said Jay Stein, Chief Executive Officer. “Our planned growth investments in new stores and ecommerce, as well as the timing of our annual advertising spend, caused our earnings to be below last year. We continue to be excited about our growth opportunities as we open more stores and continue to produce solid same store sales results.”

Sales

Comparable store sales for the first quarter of 2014 increased 2.6 percent over the first quarter ended May 4, 2013. Total sales for the first quarter were $328.9 million compared to $321.4 million for the first quarter of 2013.

Gross Profit

Gross profit for the first quarter of 2014 was $104.3 million or 31.7 percent of sales. Including the $3.0 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), adjusted gross profit for the first quarter of 2013 would have been $100.9 million or 31.4 percent of sales.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2014 were $81.2 million. Including the $4.1 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), SG&A expenses for the first quarter of 2013 would have been $77.7 million. The $3.5 million increase over adjusted 2013 SG&A expenses is primarily the result of higher advertising and store selling expenses. Advertising expense is higher in the first quarter this year primarily due to the addition of television to support our more extensive April dress event and increases to drive first quarter sales. Store selling is higher due to planned payroll increases and new and relocated stores.

Income Tax Provision

The effective tax rate for the first quarter of 2014 was 38.9 percent compared to 39.6 percent in 2013.

Balance Sheet Highlights

Cash at the end of the first quarter was $88.3 million compared to $83.9 million at the end of the first quarter of 2013. The 2014 balance reflects quarterly dividend payments totaling $2.2 million, stock repurchases totaling $2.6 million and capital expenditures of $9.2 million.

Inventories were $295.2 million at the end of the first quarter of 2014, 6.0 percent higher than the $278.4 million at the end of the first quarter last year. Giving impact to the end of year $5.0 million decrease from our accounting estimate change (see Note 3), inventories would have increased 8.0 percent. The increase is due to higher Home amounts to support our new programs and higher sales, inventories related to our new online store, one additional store opened in the first quarter and two stores opened last week.

Capital Expenditures

Capital expenditures for 2014 are now expected to be approximately $43 million up from our original estimate of $38 million. Approximately $2.5 million of the $5 million increase is for information technology enhancements, as we are accelerating certain expenditures and increasing others to enhance point-of-sale credit card capabilities. The remaining $2.5 million is for the reconfiguration of our corporate office space in connection with the finalization of a 10-year extension of our lease. We are receiving lease incentives and lower rent that will fund this spend and lower our annual costs.

Dividend

As announced last month, the Board of Directors has increased the quarterly dividend from $0.05 to $0.075 per share. The next quarterly dividend is payable on July 18 to shareholders of record at close of business on July 3, 2014.

Store Activity

The Company ended the quarter with 263 stores compared to 262 at the end of the first quarter last year. During the quarter, one new store was opened, two were closed and three were relocated.

Two other new stores, in Aventura, FL (Miami) and Falls Church, VA (Washington D.C.), were opened last week as part of this year’s significant store expansion plan that includes a total of 10 new stores and 6 relocations. Pre-opening costs related to new and relocated stores were $1.3 million in the first quarter of 2014 compared to $0.5 million in the first quarter last year.

New Director of Ecommerce

We are pleased to announce the appointment of Sara Meza as Director of Ecommerce. Ms. Meza joined us in April after 12 years with Belk, most recently as Director of Ecommerce, where she led the original launch of Belk’s website business. She has more than 25 years of retail experience, including buying and store operations.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended May 3, 2014 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s first quarter 2014 results will be held at 10 a.m. EDT on May 22, 2014. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through June 30, 2014.

Investor Presentation

Stein Mart’s first quarter 2014 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with over 260 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to economic conditions

•	competition in the retail industry

•	changes in consumer preferences and fashion trends

•	ability to negotiate acceptable lease terms with current and potential landlords

•	ability to successfully implement strategies to exit under-performing stores

•	extreme and/or unseasonable weather conditions

•	adequate sources of merchandise at acceptable prices

•	dependence on certain key personnel and ability to attract and retain qualified employees

•	increases in the cost of employee benefits

•	disruption of the Company’s distribution process

•	information technology failures

•	data security breaches

•	acts of terrorism

•	material weaknesses in internal control over financial reporting

•	ability to adapt to new regulatory compliance and disclosure obligations

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	May 3, 2014	February 1, 2014	May 4, 2013
ASSETS
Current assets:
Cash and cash equivalents	$88,311	$66,854	$83,946
Inventories	295,190	261,517	278,435
Prepaid expenses and other current assets	25,396	28,800	18,007

Total current assets	408,897	357,171	380,388
Property and equipment, net	143,610	139,673	132,335
Other assets	28,202	27,414	26,603

Total assets	$580,709	$524,258	$539,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$178,295	$131,338	$165,629
Accrued expenses and other current liabilities	58,900	64,875	65,755

Total current liabilities	237,195	196,213	231,384
Deferred rent	21,400	16,946	15,457
Other liabilities	46,433	46,698	42,778

Total liabilities	305,028	259,857	289,619

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 44,727,231, 44,551,676 and 43,825,455 shares issued and outstanding, respectively	447	446	438
Additional paid-in capital	28,186	28,745	18,470
Retained earnings	247,306	235,471	231,266
Accumulated other comprehensive loss	(258)	(261)	(467)

Total shareholders’ equity	275,681	264,401	249,707

Total liabilities and shareholders’ equity	$580,709	$524,258	$539,326

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended May 3, 2014	13 Weeks Ended May 4, 2013
Net sales	$328,854	$321,364
Cost of merchandise sold	224,528	223,419

Gross profit	104,326	97,945
Selling, general and administrative expenses	81,229	73,563

Operating income	23,097	24,382
Interest expense, net	65	61

Income before income taxes	23,032	24,321
Income tax expense	8,957	9,629

Net income	$14,075	$14,692

Net income per share:
Basic	$0.31	$0.34

Diluted	$0.31	$0.33

Weighted-average shares outstanding:
Basic	43,829	42,814

Diluted	44,456	43,262

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	13 Weeks Ended May 3, 2014	13 Weeks Ended May 4, 2013
Net income	$14,075	$14,692
Other comprehensive income, net of tax:
Amounts reclassified from accumulated other comprehensive income	3	2

Comprehensive income	$14,078	$14,694

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended May 3, 2014	13 Weeks Ended May 4, 2013
Cash flows from operating activities:
Net income	$14,075	$14,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,991	6,812
Share-based compensation	1,369	1,362
Store closing benefits	(46)	(176)
Loss on disposal of property and equipment	59	120
Deferred income taxes	4,175	1,865
Tax benefit (deficiency) from equity issuances	662	(389)
Excess tax benefits from share-based compensation	(688)	(24)
Changes in assets and liabilities:
Inventories	(33,673)	(35,090)
Prepaid expenses and other current assets	(960)	2,336
Other assets	(788)	103
Accounts payable	46,881	34,657
Accrued expenses and other current liabilities	(8,107)	329
Other liabilities	4,889	(826)

Net cash provided by operating activities	34,839	25,771

Cash flows from investing activities:
Acquisition of property and equipment	(9,241)	(7,697)

Net cash used in investing activities	(9,241)	(7,697)

Cash flows from financing activities:
Cash dividends paid	(2,240)	—
Capital lease payments	—	(1,391)
Excess tax benefits from share-based compensation	688	24
Proceeds from exercise of stock options and other	52	14
Repurchase of common stock	(2,641)	(8)

Net cash used in financing activities	(4,141)	(1,361)

Net increase in cash and cash equivalents	21,457	16,713
Cash and cash equivalents at beginning of year	66,854	67,233

Cash and cash equivalents at end of period	$88,311	$83,946

NOTES TO PRESS RELEASE

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Reconciliation of Operating Income, Net Income and Diluted EPS from GAAP Basis to Adjusted Non-GAAP Basis

Unaudited

(in thousands, except for share data)

	13 Weeks Ended May 3, 2014			13 Weeks Ended May 4, 2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP Basis	$23,097	$14,075	$0.31	$24,382	$14,692	$0.33
Adjustments:
Supply chain & ecommerce start-up costs (1)	645	400	0.01	305	189	0.00
Investigation and related fees (2)	328	203	0.00	710	440	0.01
Change in estimate for allocated merchandise buying costs (3)	—	—	—	(1,100)	(682)	(0.01)

Total adjustments	973	603	0.01	(85)	(53)	0.00

Adjusted Non-GAAP Basis	$24,070	$14,678	$0.32	$24,297	$14,639	$0.33

(1)	Start-up costs for the transition of our Supply Chain operations from third-party operated to Company operated (2013 impact only) and the net loss from start-up of our ecommerce business launched in September 2013.

(2)	Professional fees related to our 2012 financial restatement and related SEC investigation.

(3)	A change in estimation of buying and distribution costs allocated to inventories, recorded in the fourth quarter of 2013, lowered the percentage of expenses allocated to inventories. See Supplemental Schedule in Note 3 which presents the impact of the change on each fiscal 2013 quarter.

Note 2 - EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited

(in thousands)

	13 Weeks Ended May 3, 2014	13 Weeks Ended May 4, 2013
Net income	$14,075	$14,692
Add back amounts for computation of EBITDA:
Interest expense, net	65	61
Income tax expense	8,957	9,629
Depreciation and amortization	6,991	6,812

EBITDA	30,088	31,194

Adjustments:
Supply chain & ecommerce start-up costs	645	305
Investigation and related fees	328	710
Change in estimate for allocated merchandise buying costs (see Note 3)	—	(1,100)
Pre-opening costs	1,332	506

Total adjustments	2,305	421

Adjusted EBITDA	$32,393	$31,615

Note 3 - Supplemental Schedule: Impact of Fourth Quarter 2013 Change in Estimate on 2013 Quarters

We refined our estimation of the buying and distribution costs allocated to inventories during the fourth quarter of 2013. The change lowered the percentage of expenses allocated to inventory purchases resulting in a $5.0 million decrease in inventories comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit, recorded in the 2013 fourth quarter. The lower cost allocation percentage will similarly impact both the beginning and ending inventory amounts in 2014 and future periods. That is, the higher SG&A expenses will be offset by higher gross profit. The only expected meaningful impact to earnings will result from changes in inventory levels.

Because the cumulative effect of the change in estimate was recorded in the fourth quarter, management believes that certain non-GAAP operating results, which present our best estimate of the impact of the fourth quarter 2013 change in allocation estimate on all 2013 quarters, may provide a more meaningful measure on which to compare our results of operations between 2014 and 2013 periods. See reconciliation below.

Reconciliation of Fiscal 2013 Gross Profit and SG&A Expenses from GAAP Basis to Adjusted Non-GAAP Basis For Fourth Quarter 2013 Accounting Estimate Change

Unaudited

(in thousands)

	Q1-13		Q2-13		Q3-13		Q4-13		Year 2013
	Gross Profit	SG&A*	Gross Profit	SG&A	Gross Profit	SG&A	Gross Profit	SG&A	Gross Profit	SG&A
GAAP Basis	$97,945	$73,563	$80,316	$74,473	$77,765	$77,873	$111,327	$100,611	$367,353	$326,520
Adjustments:
Remove change from Q4 (1)							(10,000)	(15,000)	(10,000)	(15,000)
Distribute change to all quarters (2)	3,000	4,100	4,200	3,100	2,400	3,800	5,400	4,000	15,000	15,000

Total adjustments	3,000	4,100	4,200	3,100	2,400	3,800	(4,600)	(11,000)	5,000	—

Adjusted/Non-GAAP Basis	$100,945	$77,663	$84,516	$77,573	$80,165	$81,673	$106,727	$89,611	$372,353	$326,520

(1)	The adjustment resulted in a net decrease in operating income and a decrease in inventories of $5 million recorded in the fourth quarter of 2014 comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit.

(2)	The $5 million fourth quarter impact on inventories represented the cumulative impact on inventory for the change in allocation estimate. Each quarter has been adjusted by its share of the $15 million total annual amount of the increase in SG&A expense and gross profit, excluding the fourth quarter 2013 impact of the estimate change.

*	See Note 1 for other impacts to SG&A expenses for the first quarter of 2013.